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                                                                    Exhibit 99.2

                                                                   PRESS RELEASE
CINCINNATI BELL INC.
Contact:
Mike Hemsath
513.397.7788
mike.hemsath@cinbell.com


             CINCINNATI BELL INC. LAUNCHES EXCHANGE OFFERS FOR BRCOM
                          PREFERRED STOCK AND 9% NOTES

            Offers set to expire at 5:00 p.m., New York City time, on
                             Friday August 29, 2003
                    72.9% of BRCOM Preferred Stockholders and
                94.0 % of BRCOM 9% Noteholders already committed


CINCINNATI - August 1, 2003 - Cincinnati Bell Inc. (NYSE: CBB) announced today that it will launch two exchange offers on Friday, August 1, 2003. Cincinnati Bell will offer to exchange shares of its common stock for all of the outstanding shares of 12 1/2% Series B Junior Exchangeable Preferred Stock of its BRCOM Inc. (f/k/a Broadwing Communications Inc.) subsidiary. It will also offer to exchange shares of its common stock for the entire outstanding aggregate principal amount of 9% Senior Subordinated Notes due 2008 of BRCOM.

Holders of BRCOM Preferred Stock will receive 35.8 shares of Cincinnati Bell common stock for each outstanding share of BRCOM Preferred Stock validly tendered. If all of the outstanding shares of BRCOM Preferred Stock are tendered, the company will issue 14,148,518 new shares of its common stock. Concurrently with the preferred stock exchange offer, Cincinnati Bell is also soliciting consents from holders to amend the certificate of designation under which the shares were issued to eliminate all voting rights and restrictive covenants. The preferred stock exchange offer is conditioned upon, among other things, the receipt of valid tenders and consents from holders of not less than 66 2/3% of the outstanding BRCOM Preferred Stock. As of July 30, 2003, holders of shares representing approximately 72.9% of BRCOM Preferred Stock have already agreed with Cincinnati Bell to tender their shares and give their consents.


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If the preferred stock exchange offer and consent solicitation are completed,
Cincinnati Bell will effect a merger of a newly-formed wholly owned subsidiary into BRCOM, in which any remaining shares of BRCOM Preferred Stock not tendered will be converted into the same number of shares of Cincinnati Bell common stock that the holders would have received if they tendered their shares in the exchange offer, unless the holders properly perfect appraisal rights under Delaware law.

Holders of BRCOM 9% Notes will receive 241.06 shares of Cincinnati Bell common stock for each outstanding $1,000 aggregate principal amount of BRCOM 9% Notes validly tendered. If the entire outstanding aggregate principal amount of BRCOM 9% Notes are tendered, the company will issue 11,076,707 new shares of its common stock. Concurrently with the debt exchange offer, Cincinnati Bell is also soliciting consents from holders to amend the indenture under which the notes were issued to eliminate all restrictive covenants. The debt exchange offer is conditioned upon, among other things, the receipt of valid tenders from holders of not less than 95% of the outstanding BRCOM 9% Notes. As of July 30, 2003, holders of notes representing approximately 94.0% of the outstanding aggregate principal amount of BRCOM 9% Notes have already agreed with Cincinnati Bell to tender their notes.

Both the preferred stock and debt exchange offers will expire at 5:00 p.m., New York City time, on Friday, August 29, 2003, unless extended. The terms and conditions of the exchange offers, and other important information, are contained in each of the company's Prospectus and Solicitation Statement for the preferred stock exchange offer and the debt exchange offer, both dated July 31, 2003. The dealer manager and solicitation agent for both exchange offers is Lehman Brothers Inc. Holders of BRCOM Preferred Stock or BRCOM 9% Notes may request additional copies of the Prospectus and Solicitation Statements, the related Letters of Transmittal by contacting Lehman Brothers at (800) 438-3242. Holders may also get copies of the Prospectus and Solicitation Statements at the Securities and Exchange Commissions' internet web site, www.sec.gov.


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This press announcement is not an offer with respect to any securities or a solicitation of any kind. Such an offer or solicitation will be made only in compliance with all applicable securities laws.

ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.


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